Pursuant to Rule 424(b)(2)
File No. 333-108964

PROSPECTUS SUPPLEMENT Number 1
(To Prospectus dated September 19, 2003)

Aastrom Biosciences, Inc.

8,000,000 Shares of Common Stock
Warrants to Purchase 2,400,000 Shares of Common Stock and
2,960,000 Shares of Common Stock Issuable Upon Exercise of Warrants

We are offering up to 8,000,000 shares of our common stock and warrants to purchase up to 2,400,000 shares of our common stock (and the shares of common stock issuable upon exercise of those warrants) to selected institutional investors. Purchasers will receive warrants to purchase three shares of common stock at $ 1.65 per share for every ten shares of common stock they purchase in this offering. In connection with this offering, we will pay fees to a placement agent including warrants to purchase 560,000 shares of our common stock. The warrants issued to the placement agent are not being registered pursuant to the registration statement of which this prospectus supplement is a part, however the 560,000 shares of common stock issuable upon exercise of those warrants are being registered. See “Plan of Distribution” beginning on page S-4 of this prospectus supplement for more information regarding this arrangement.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “ASTM.” On April 1, 2004, the closing price of our common stock on the Nasdaq SmallCap Market was $ 1.32 per share.

Investing in our common stock and warrants involves significant risks. These risks are described under the caption “Risk Factors” on page S-2 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Maximum Offering
Public offering price of common stock	$1.14	$9,120,000

Placement agent fees	$0.07	$547,200

Proceeds, before expenses, to us	$1.07	$8,572,800

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $72,800. The placement agent is not required to sell any specific number or dollar amount of the shares of common stock or warrants offered. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, placement agent’s fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

April 2, 2004

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell common stock, preferred stock, warrants or debt securities in one or more offerings up to a total dollar amount of $30,000,000. The purpose of this prospectus supplement is to provide specific information regarding the terms of this offering and certain other information. You should carefully read this prospectus supplement along with the accompanying prospectus (and all of the information incorporated by reference therein) before buying our common stock and warrants in this offering. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have subsequently changed.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering of shares of our common stock and warrants in two separate documents: (a) the accompanying prospectus, which provides general information, some of which may not apply to this offering, and (b) this prospectus supplement, which provides specific information regarding the terms of this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. See “Where You Can Find More Information.”

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the use of words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” and “would.” These forward-looking statements are based largely on our expectations about future events and future trends affecting our business, and so are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Among the factors that could cause actual results to differ materially from those anticipated in the forward-looking statements are risks and uncertainties associated with our clinical trials and product development programs and our business and finances, including, but not limited to, the risk that our product candidates will not successfully proceed through clinical trials or that later stage clinical trials will not show that they are effective; adverse determinations by regulatory and governmental authorities; the impact of competitive products and technological changes; our ability to raise additional capital and the cost of the capital; and other material risks described under “Risk Factors” in this prospectus supplement, the accompanying prospectus, and in our other SEC filings.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, performance or achievement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

RISK FACTORS

Investment in our common stock and warrants involves a high degree of risk. Before deciding whether to invest in our common stock and warrants, you should consider carefully the risk factors discussed in the section entitled “Risk Factors” on page 5 of the accompanying prospectus and those discussed in the sections entitled “Certain Business Considerations” contained in our Annual Report on Form 10-K for the year ended June 30, 2003 and in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003, all of which are incorporated herein by reference in their entirety, as well as any amendment or update thereto reflected in subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

USE OF PROCEEDS

We expect the net proceeds from this offering to be up to approximately $8.5 million after deducting fees due to the placement agent and our estimated offering expenses. The net proceeds from this offering will be used for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, and potential acquisitions of companies and technologies that complement our business. We currently have no agreements or commitments relating to such acquisitions. Pending their application, we expect to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

Our net tangible book value on December 31, 2003 was approximately $11.9 million, or approximately $0.17 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book value after December 31, 2003, other than to give effect to our receipt of the estimated net proceeds from the sale of the maximum number of shares issuable in this offering (8,000,000 shares) at an offering price of $1.14 per share, less the fees due to the placement agent and our estimated offering expenses, our net tangible book value as of December 31, 2003, after giving effect to the items above, would have been approximately $20.4 million, or $0.26 per share. This represents an immediate increase in the net tangible book value of $0.09 per share to existing shareholders and an immediate dilution of $.088 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$1.14

Net tangible book value per share as of December 31, 2003	$0.17

Increase in net tangible book value per share attributable to the offering	$0.09

Pro forma net tangible book value per share as of December 31, 2003, after giving effect to the offering		$0.26

Dilution per share to new investors in the offering		$0.88

The above table is based on 79,355,849 shares of common stock outstanding as of December 31, 2003 (as adjusted for 8,000,000 shares to be issued in this offering) and excludes, as of December 31, 2003:

•	5,959,334 shares of common stock issuable upon the exercise of outstanding stock options and warrants with a weighted average exercise price of $1.25 per share,

•	all shares of common stock issuable upon exercise of the warrants offered hereby and the resulting proceeds from such exercise, and

•	all shares of common stock available for future grant under our stock incentive plans.

To the extent that any of these options or warrants are exercised, new options are issued under our stock incentive plans or we issue additional shares of common stock in the future, there may be further dilution to new investors.

DESCRIPTION OF WARRANTS

As part of the offering covered by this prospectus supplement, we are offering warrants to purchase up to 2,400,000 shares of our common stock. Purchasers will receive warrants to purchase three shares of common stock for every ten shares of common stock they purchase in this offering.

The warrants permit the holder to purchase shares of common stock for $1.65 per share at any time, or from time to time, prior to April 5, 2009. The warrants may be exercised in whole or in part, by surrender of the warrant to our office, with the “Notice of Exercise” form duly executed and accompanied by a wire transfer of immediately available funds, cash or a certified or official bank check drawn to the order of “Aastrom Biosciences, Inc.” in the amount of the exercise price multiplied by the number of shares of common stock specified in such form. If the market price of our common stock exceeds $3.30 for 15 consecutive days, we can accelerate the expiration date of the warrants.

We are also issuing to the placement agent warrants to purchase 560,000 shares of our common stock on substantially similar terms as those warrants issued to the purchasers. The warrants issued to the placement agent have an exercise price of $1.65 per share and will have an exercise term of five years.

The warrants will be registered in a register to be maintained by us in the name of the recordholder to whom the warrant has been distributed. We may treat the registered holders of the warrants as the absolute owners thereof, for the purpose of any exercise thereof or any distribution to the holders thereof and for all other purposes, and we will not be affected by any notice to the contrary.

Subject to compliance with applicable federal and state securities laws, the warrants are transferable, in whole or in part, upon surrender of the warrants properly endorsed.

The holders of warrants shall not, by virtue thereof, be entitled to any rights or subject to any obligation or liability of a shareholder of Aastrom, and the rights of a holder of a warrant are limited to those expressed in the warrant.

The exercise price and the number of shares purchasable pursuant to the warrants are subject to adjustment from time to time to account for, among other things, stock dividends, splits or subdivisions of shares, combination of shares, mergers and consolidations.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock and warrants through a placement agent. Subject to the terms and conditions contained in the placement agent agreement dated March 19, 2004, Jesup & Lamont Securities Corporation has agreed to act as the placement agent for the sale of the shares of our common stock and warrants offered hereby. The placement agent is not purchasing or selling any shares or warrants by this prospectus supplement or accompanying prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of shares or warrants, but it has agreed to use reasonable best efforts to arrange for the sale of all the shares and warrants offered.

The purchasers will enter into a Securities Purchase Agreement with us. This agreement describes the procedures to be followed to complete the transaction and certain representations and agreements of the purchasers and us. We currently anticipate that closing of the sale of the shares of common stock and warrants will take place on or about April 5, 2004. At the closing, we will receive funds in the amount of the aggregate purchase price, and we will issue the shares of common stock and the warrants to the purchasers. Purchasers will receive warrants to purchase three shares of common stock for every ten shares of common stock they purchase in this offering.

We will pay the placement agent an aggregate commission equal to 6% of the gross proceeds of the sale of shares of common stock in the offering. We will also issue the placement agent a warrant to purchase 7% of the number of shares of common stock sold. This warrant will have an exercise price of $1.65 and will be exercisable for 5 years. We have also agreed to reimburse the lead Purchaser for $20,000 for its legal fees and expenses incurred in connection with the preparation and negotiation of various agreements related to this transaction. The estimated offering expenses payable by us, in addition to the placement agent’s fee, are approximately $72,800, which includes legal and printing costs and various other fees associated with registering and listing the shares of common stock. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $8.5 million.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent agreement with Jesup & Lamont Securities Corporation is included as an exhibit to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the SEC’s public reference room. You may also access the information we file electronically with the SEC by visiting the SEC’s Internet website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information by referring you to those documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede information in this prospectus.

We incorporate the following documents we have filed, or may file, with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2003,

•	our Proxy Statement for our Annual Meeting of Shareholders held on November 12, 2003,

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003,

•	our Current Reports on Form 8-K, filed with the SEC on July 10, 2003, September 2, 2003, December 11, 2003, January 14, 2004, January 22, 2004, and March 30, 2004,

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC, and

•	all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing us at the following address or telephoning us at the following phone number:

Aastrom Biosciences, Inc.
24 Frank Lloyd Wright Drive
Ann Arbor, Michigan 48106
(734) 930-5555

PROSPECTUS

$30,000,000

AASTROM BIOSCIENCES, INC.
Common Stock
Preferred Stock
Debt Securities
Warrants

     We may from time to time issue, in one or more series or classes, up to $30,000,000 in aggregate principal amount of our common stock, preferred stock, debt securities and/or warrants. We may offer these securities separately or together. We will specify in the accompanying prospectus supplement the terms of the securities being offered. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents, and any fees, conversions, or discount arrangements, in the accompanying prospectus supplement. We may not sell any securities under this prospectus without delivery of the applicable prospectus supplement.

     You should read this document and any prospectus supplement or amendment carefully before you invest.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol “ASTM.” On September 18, 2003, the last reported sale price for our common stock was $1.64 per share.

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     INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF MATERIAL RISKS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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THE DATE OF THIS PROSPECTUS IS SEPTEMBER 19, 2003.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” in the Form 10-K and other reports that are incorporated by reference into this prospectus as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur.

PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and in information incorporated by reference. Because this is a summary, it does not contain all the information about us that may be important to you. You should read this entire prospectus and the other documents and the financial statements and related notes which are incorporated by reference in this prospectus.

Our Business

     We are a late-stage development company focused on human cell-based therapies. We have identified multiple paths to revenue based on our proprietary ex vivo cell production technology, including the near-term Cell Production Products business, and an active Prescription Cell Product pipeline for stem cell tissue repair and cancer and infectious disease treatments.

     Our core technology is based on our proprietary AastromReplicell™ System, an integrated system of instrumentation and single-use consumable kits that implements our patented single-pass perfusion process in a fully automated closed-loop culturing system to optimize cell growth and viability. This system provides nutrients to cells by mimicking the natural cell-growth environment, and enabling cells to grow effectively while retaining high biological function, without various cloning approaches. In addition, this system provides GMP-compliant manufacturing and automated process control for the commercial-scale production of human cells. We do not believe that any other comparable system currently exists.

     Our Cell Production Products operation markets the AastromReplicell™ System and cell production kits to researchers and companies for their production of cells for clinical trials. The initial kits are used for the production of dendritic cells used for developing cancer vaccines. We are leveraging our ex vivo cell production technology for a growing Prescription Cell Product pipeline focused on two areas: Tissue Repair Cells (TRCs) for stem cell-derived tissue repair and regeneration, and Therapeutic Cells (TCs) for immune system-directed attacks on certain cancers and other infectious diseases.

     Using the AastromReplicell™ System, TRCs are grown from a small sample of a patient’s bone marrow and, once administered back to the patient, are intended to generate normal tissue. The primary TRC product being evaluated is our OCG-I cells for bone grafting (fusions, fractures or dental defects). We are currently preparing for OCG-I clinical trials in both the United States and Europe. We also have in development OC-I cells for osteoporosis, and SC-I cells for autologous bone marrow transplants in lymphoma patients. The SC-I product has been CE marked and is currently being used by a limited number of centers in Europe to evaluate its use. In the United States, the SC-I therapy reached Phase III trials, although we halted these trials due to a shift in medical practice that reduced patient need and availability. The OC-I therapy is currently in a Phase I/II clinical trial. We also believe that the stem cell components of our TRCs may be useful for other medical indications, including the regeneration of cardiac and vascular tissues.

     We are developing TC products using human cells to cause the patient’s immune system to attack certain cancers and other infectious diseases. Blood-derived dendritic cells, which are the body’s crucial mobilizers of the immune T-Cells response, are cultured in the AastromReplicell™ System to produce our proprietary Dendricell™. After being exposed to a particular biological signal, or antigen, the Dendricell™ may act to trigger a cell-mediated immune response in a patient against the cancer cells or viri. The first Dendricell™ clinical trials are planned at Stanford University for a multiple myeloma cancer vaccine and at Duke University for a colorectal cancer vaccine. In addition, we have been in the pre-clinical stage for a T-cell therapeutic targeting the Epstein-Barr Virus.

     The recent commercialization of our automated cell production instruments and cell-specific production kits should generate revenues in the near term, although we are not yet able to project the market size and potential growth for those products. While we have initiated marketing activities in Europe for the CE Marked SC-I, DC-I and the DCV-I products, we do not expect to generate positive cash flows from our consolidated operations for at least the next two to three years and then only if more significant product sales commence. Until that time, we expect that our revenue sources will consist of sales from our Cell Production Product operation to academic and commercial research centers, grant revenue and research funding, milestone payments and licensing fees from existing and potential future corporate collaborators. To date, we have financed our operations through public and private sales of our equity securities. As a development-stage company, we have never been profitable and do not anticipate having net income unless and until significant product sales commence. Through March 31, 2003, we have accumulated losses of approximately $100 million. We cannot provide any assurance that we will be able to achieve profitability on a sustained basis, if at all, obtain the required funding, or complete a corporate partnering or acquisition transaction necessary for us to continue our operation at current levels.

     Our principal executive offices are located at 24 Frank Lloyd Wright Drive, P. O. Box 376, Ann Arbor, MI 48106. Our telephone number is (734) 930-5555.

This Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $30 million. We have provided in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

Risk Factors

     You should consider carefully all of the information contained in and incorporated by reference in this prospectus, including the information set forth under the caption “Risk Factors,” before making an investment in the shares.

RISK FACTORS

     You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences. You should also consider the additional information set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents considered a part of this prospectus. See “Where You Can Find More Information.”

Our past losses and expected future losses cast doubt on our ability to operate profitably.

     We were incorporated in 1989 and have experienced substantial operating losses since inception. As of June 30, 2003, we have incurred cumulative net losses totaling approximately $102.4 million. These losses have resulted principally from costs incurred in the research and development of our cell culture technologies and the AastromReplicell™ System, general and administrative expenses, and the prosecution of patent applications. We expect to incur significant operating losses until product sales increase, primarily owing to our research and development programs, including pre-clinical studies and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our products. We cannot predict with any certainty the amount of future losses. Our ability to achieve profitability will depend, among other things, on successfully completing the development of our product candidates, obtaining regulatory approvals, establishing manufacturing, sales and marketing arrangements with third parties, and raising sufficient funds to finance our activities. We may not be able to achieve or sustain profitability.

Our inability to complete our product development activities successfully would severely limit our ability to operate or finance operations.

     Commercialization in the United States of our cell product candidates will require substantial clinical trials. While we have commenced initial marketing on a limited basis of the AastromReplicell™ System in Europe, we believe that the United States will be the largest market for our products. We may not be able to successfully complete development of our product candidates, or successfully market our technologies or product candidates. We, and any of our potential collaborators, may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technologies and product candidates. Our research and development programs may not be successful, and our cell culture technologies and product candidates may not facilitate the production of cells outside the human body with the expected result. Our technologies and product candidates may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates and the cells produced in such products. If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve the issue delaying commercialization and we may not be able to raise capital to finance our continued operation during the period required for resolution of that issue.

We may not be able to raise the required capital to conduct our operations and develop our products.

     We will require substantial capital resources in order to conduct our operations and develop our products. In October 1999, we were forced to reduce operations based on our declining level of capital resources and our limited financing alternatives available at that time. The previous reduction in our operating activities has delayed our product development programs. We expect that our available cash and financing will be sufficient to fund currently planned activities through our 2004 fiscal year (ending June 30, 2004). However, in order to grow and expand our business, and to introduce our new product candidates into the marketplace, we will need to raise additional funds. We will also need additional funds or a collaborative partner, or both, to finance the research and development activities of our product candidates for the expansion of additional cell types. Accordingly, we are continuing to pursue additional sources of financing.

     Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	the effect of commercialization activities and facility expansions if and as required.

     Because of our long-term funding requirements, we are likely to access the public or private equity markets if and whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Further, we may enter into financing transactions at rates, which are at a substantial discount to market. This additional funding may not be available to us on reasonable terms, or at all. If adequate funds are not available in the future, we may be required to further delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities.

The issuance of additional common stock for funding has the potential for substantial dilution.

     As noted above, we will need additional equity funding to provide us with the capital to reach our objectives. At current market prices, such an equity issuance would cause a substantially larger number of shares to be outstanding and would dilute the ownership interest of existing stockholders. Pursuant to previously approved shareholder resolutions, the Board of Directors has the authority to increase the maximum number of authorized shares from 100 million to 150 million.

Our stock price has been volatile and future sales of substantial numbers of our shares could have an adverse affect on the market price of our shares.

     The market price of shares of our common stock has been volatile, ranging in closing price between $0.23 and $1.45 during the fiscal year ended June 30, 2003. The price of our common stock may continue to fluctuate in response to a number of events and factors, such as:

     •     clinical trial results;

     •     the amount of our cash resources and our ability to obtain additional funding;

     •     announcements of research activities, business developments, technological innovations or new products by us or our competitors;

     •     entering into or terminating strategic relationships;

     •     changes in government regulation;

     •     disputes concerning patents or proprietary rights;

     •     changes in our revenues or expense levels;

     •     public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing;

     •     reports by securities analysts; and

     •     status of the investment markets.

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for biotechnology companies in particular have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our stock, regardless of our operating performance or prospects.

We must successfully complete our clinical trials to be able to market certain of our products.

     To be able to market cell products in the United States, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates, for application in the treatment of humans. If our clinical trials are not successful, our products may not be marketable.

     Our ability to complete our clinical trials in a timely manner depends on many factors, including the rate of patient enrollment. Patient enrollment can vary with the size of the patient population, the proximity of suitable patients to clinical sites, perceptions of the utility of cell therapy for the treatment of certain diseases and the eligibility criteria for the study. We have experienced delays in patient accrual in our previous and current clinical trials. If we experience future delays in patient accrual, we could experience increased costs and delays associated with clinical trials, which would impair our product development programs and our ability to market our products. Furthermore, the FDA monitors the progress of clinical trials and it may suspend or terminate clinical trials at any time due to patient safety or other considerations.

Failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products.

     We must obtain the approval of the FDA before commercial sales of our cell product candidates may commence in the United States, which we believe will be the largest market for our products. We may also be required to obtain additional approvals from foreign regulatory authorities to continue or increase our sales activities in those jurisdictions. If we cannot demonstrate the safety, reliability and efficacy of our product candidates, or of the cells produced in such products, we may not be able to obtain required regulatory approvals. Patients receiving cells produced with our technologies and product candidates may not demonstrate long-term engraftment in a manner comparable to cells obtained from current hematopoietic stem cell therapy procedures. If we cannot demonstrate the safety or efficacy of our technologies and product candidates, including long-term sustained engraftment, or if one or more patients die or suffer severe complications, the FDA or other regulatory authorities could delay or withhold regulatory approval of our product candidates.

     Finally, even if we obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA, other regulatory agencies, and governments in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market. Further, governmental regulatory agencies may establish additional regulations which could prevent or delay regulatory approval of our products.

Even if we obtain regulatory approvals to sell our products, lack of commercial acceptance would impair our business.

     We are seeking to obtain regulatory approval to market stem cell tissue repair and regeneration treatments, and cancer and infectious disease treatments. Even if we obtain all required regulatory approvals, we cannot be certain that our products and processes will be adopted at a level that would allow us to operate profitably. Our tissue repair products will face competition from existing, and/or potential other new treatments in the future which could limit revenue potential. It may be necessary to increase the yield and/or cell type purity, for certain of our Aastrom ReplicellTM System cell processes to gain commercial acceptance. Our technologies or product candidates may not be employed in all potential applications being investigated, and any reduction in applications would limit the market acceptance of our technologies and product candidates and our potential revenues.

Failure of third parties to manufacture component parts or provide limited source supplies would impair our new product development and our sales activities.

     We rely solely on third parties such as Astro, Moll, Cambrex and Amgen to manufacture our product candidates, component parts and growth factors and other materials used in the cell expansion process. We would not be able to obtain alternate sources of supply for many of these items on a short-term basis. If any of our key manufacturers or suppliers fail to perform their respective obligations or if our supply of growth factors, components or other materials is limited or interrupted, we would not be able to conduct clinical trials or market our product candidates on a timely and cost-competitive basis, if at all.

     Furthermore, some of the compounds used by us in our current bone marrow or cord blood cell expansion processes involve the use of animal-derived products. Suppliers or regulatory authorities may limit or restrict the availability of such compounds for clinical and commercial use. Any restrictions on these compounds would impose a potential competitive disadvantage for our products. Our inability to develop or obtain alternative compounds would harm our product development and commercialization efforts.

     Finally, we may not be able to continue our present arrangements with our suppliers, supplement existing relationships, establish new relationships or be able to identify and obtain the ancillary materials that are necessary to develop our product candidates in the future. Our dependence upon third parties for the supply and manufacture of these items could adversely affect our ability to develop and deliver commercially feasible products on a timely and competitive basis.

Our stock may be delisted from Nasdaq, which could affect its market price and liquidity.

     We are required to meet certain financial tests (including a minimum bid price for our common stock of $1.00) to maintain the listing of our common stock on the Nasdaq Stock Market. Our common stock may be recommended for delisting (subject to any appeal we would file) if we do not maintain compliance with the Nasdaq requirements within specified periods and subject to permitted extensions. If our common stock were delisted, it could be more difficult to buy or sell our common stock and to obtain accurate quotations, and the price of our stock could suffer a material decline. Delisting would also impair our ability to raise capital.

Given our limited internal sales and marketing capabilities, we need to develop increased internal capability or collaborative relationships to sell, market and distribute our products.

     While we have commenced initial marketing on a limited basis of the AastromReplicell™ System and SC-I, DC-I and DCV-I cell production kits in Europe and domestically for research use, we have only limited internal sales, marketing and distribution capabilities. We intend to get assistance to market our products through collaborative relationships with companies with established sales, marketing and distribution capabilities. While we have entered into such arrangements with respect to Switzerland, Turkey and Italy, we will need to establish additional relationships to be able to achieve the market coverage we desire. Our inability to develop and maintain those relationships would limit our ability to market, sell and distribute our products. Our inability to enter into successful, long-term relationships could require us to develop alternate arrangements at a time when we need sales, marketing or distribution capabilities to meet existing demand.

Any changes in the governmental regulatory classifications of our products could prevent, limit or delay our ability to market or develop our products.

     The FDA establishes regulatory requirements based on the classification of a product. The AastromReplicell™ System may be regulated as a Class III medical device, or the FDA may ultimately choose to regulate the AastromReplicell™ System under another category. Because our product development programs are designed to satisfy the standards applicable to Class III medical devices and biological licensure for our cellular products, any change in the regulatory classification or designation would affect our ability to obtain FDA approval of our products. The AastromReplicell™ System is used to produce different cell mixtures, and each of these cell mixtures will, under current regulations be regulated as biologic products, which require a BLA. Other countries are adopting new strict policies and requirements for cell products. These new requirements may delay, restrict or prevent the sale or use of our products.

If we do not keep pace with our competitors and with technological and market changes, our products may become obsolete and our business may suffer.

     The market for our products is very competitive, is subject to rapid technological changes and varies for different individual products. For each of our potential products, we believe that there are potentially many competitive approaches being pursued, including some by private companies for which information is difficult to obtain.

     Many of our competitors have significantly greater resources, more product candidates and have developed product candidates and processes that directly compete with our products. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. As an example, in the past, published studies have suggested that hematopoietic stem cell therapy may have limited clinical benefit in the treatment of breast cancer, which was a significant portion of the overall hematopoietic stem cell transplant market. This resulted in a substantial decline in the market for the AastromReplicell™ System with our SC-I kit.

     Our products are designed to improve and automate the processes for producing cells used in therapeutic procedures. Even if we are able to demonstrate improved or equivalent results, researchers and practitioners may not use our products and we will suffer a competitive disadvantage. As a result, we may be unable to recover the net book value of our inventory. Finally, to the extent that others develop new technologies that address the targeted application for our products, our business will suffer.

If we cannot attract and retain key personnel, then our business will suffer.

     Our success depends in large part upon our ability to attract and retain highly qualified scientific and management personnel. We face competition for such personnel from other companies, research and academic institutions and other entities. Further, in an effort to conserve financial resources, we have implemented reductions in our work force on two separate occasions. As a result of these and other factors, we may not be successful in hiring or retaining key personnel. The Company has a key man life insurance policy for R. Douglas Armstrong, the Chairman, Chief Executive Officer and President of Aastrom. Our inability to replace any other lost key employee could harm our operations.

If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.

     Our success depends in large part on our ability to develop or license and protect proprietary products and technologies. However, patents may not be granted on any of our pending or future patent applications. Also, the scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. Furthermore, we rely on three exclusive, world-wide licenses relating to the production of human cells granted to us by the University of Michigan for certain of our patent rights. If we materially breach such agreements or otherwise fail to materially comply with such agreements, or if such agreements expire or are otherwise terminated by us, we may lose our rights under the patents held by the University of Michigan. At the latest, these licenses will terminate when the patent underlying the license expires. The first of these underlying patents will expire on March 21, 2012. We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees. These agreements may be breached, and we might not have adequate remedies for any breach. If this were to occur, our business and competitive position would suffer.

Intellectual property litigation could harm our business.

     Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. Although we have not been subject to any filed infringement claims, other patents could exist or could be filed which would prohibit or limit our ability to market our products or maintain our competitive position. In the event of an intellectual property dispute, we may be forced to litigate. Intellectual property litigation would divert management’s attention from developing our products and would force us to incur substantial costs regardless of whether we are successful. An adverse outcome could subject us to significant liabilities to third parties, and force us to curtail or cease the development and sale of our products and processes.

The government maintains certain rights in technology that we develop using government grant money and we may lose the revenues from such technology if we do not commercialize and utilize the technology pursuant to established government guidelines.

     Certain of our and our licensors’ research have been or are being funded in part by government grants. As a result of such funding, the U.S. Government has certain rights in the technology developed with the grant. These rights include a non-exclusive, paid-up, world-wide license to use the technology for any governmental purpose. In addition, the government has the right to require us to grant an exclusive license to use the developed technology to a third party if the government determines that:

•	we have not taken adequate steps to commercialize such technology;

•	such action is necessary to meet public health or safety needs; or

•	such action is necessary to meet requirements for public use under federal regulations.

     In these instances, we would not receive revenues on the products we developed. Additionally, technology that was partially funded by a federal research grant is subject to the following government rights:

•	products using the technology which are sold in the United States are to be manufactured substantially in the United States, unless a waiver is obtained;

•	the government may force the granting of a license to a third party who will make and sell the needed product if we do not pursue reasonable commercialization of a needed product using the technology; and

•	the U.S. Government may use the technology for its own needs.

     If we fail to meet these guidelines, we would lose our exclusive rights to these products and we would lose potential revenue derived from the sale of these products.

The market for our products will be heavily dependent on third party reimbursement policies.

     Our ability to successfully commercialize our product candidates will depend on the extent to which government healthcare programs, such as Medicare and Medicaid, as well as private health insurers, health maintenance organizations and other third party payors will pay for our products and related treatments. Reimbursement by third party payors depends on a number of factors, including the payor’s determination that use of the product is safe and effective, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. Reimbursement in the United States or foreign countries may not be available or maintained for any of our product candidates. If we do not obtain approvals for adequate third party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our investment in product development. Any limits on reimbursement available from third party payors may reduce the demand for, or negatively affect the price of, our products. For example, in the past, published studies have suggested that stem cell transplantation for breast cancer, that constituted a significant portion of the overall stem cell therapy market, at the time, may have limited clinical benefit. The lack of reimbursement for these procedures by insurance payors would negatively affect the marketability of our products.

Potential product liability claims could affect our earnings and financial condition.

     We face an inherent business risk of exposure to product liability claims in the event that the use of the AastromReplicell™ System during research and development efforts, including clinical trials, or after commercialization results in adverse affects. As a result, we may incur significant product liability exposure, which could exceed existing insurance coverage. We may not be able to maintain adequate levels of insurance at reasonable cost and/or reasonable terms. Excessive insurance costs or uninsured claims would increase our operating loss and affect our financial condition.

Our corporate documents and Michigan law contain provisions that may make it more difficult for us to be acquired.

     Our Board of Directors has the authority, without shareholder approval, to issue additional shares of preferred stock and to fix the rights, preferences, privileges and restrictions of these shares without any further vote or action by our shareholders. This authority, together with certain provisions of our charter documents, may have the affect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of our company. This affect could occur even if our shareholders consider the change in control to be in their best interest.

Forward-looking statements

     This prospectus and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements include statements regarding:

•	potential strategic collaborations with others;

•	future capital needs;

•	product development and marketing plan;

•	clinical trial plans and anticipated results;

•	anticipation of future losses;

•	replacement of manufacturing sources;

•	commercialization plans; and

•	revenue expectations and operating results.

     These statements are subject to risks and uncertainties, including those set forth in this Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “expect,” “estimate,” “plan,” “believe,” “potential,” or “intend.” All forward-looking statements included in this registration statement are made as of the date hereof. We assume no obligation to update any such forward-looking statement or reason why actual results might differ.

RATIO OF EARNINGS TO FIXED CHARGES(1)

     The following table sets forth ratios of earnings to fixed charges for the periods shown.

Year Ended June 30,

2003	2002	2001	2000	1999

N/A (2)	N/A (2)	N/A (2)	N/A (2)	N/A (2)

     (1)  The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net loss before fixed charges. Fixed charges consist of interest expense plus the interest factor in lease expenses. During the fiscal years covered by this table, we did not have any material fixed charges or preferred stock dividends. However, our total lease expenses, which comprised most of our total commitments were $602,000, $547,000, $495,000, $485,000 and $560,000 for the years ended June 30, 2003, 2002, 2001, 2000 and 1999.

     (2)  Earnings have been inadequate to cover fixed charges and total commitments. The dollar amount of the coverage deficiency was approximately $9.6 million, $7.9 million, $5.9 million, $9.6 million and $11.5 million for the years ended June 30, 2003, 2002, 2001, 2000 and 1999.

USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering because we may choose not to issue any securities covered by this prospectus.

     Unless otherwise provided in a supplement or amendment to this prospectus, we intend to use any net proceeds from this offering, together with other available funds, for operating costs, capital expenditures and working capital needs and for other general corporate purposes.

     We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, progress with clinical product development and other cell therapy application programs. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors.

     We anticipate that we will be required to raise substantial additional capital to continue to fund the clinical development of our cell therapy applications. We may raise additional capital through additional public or private financing, as well as collaborative relationships, incurring debt and other available sources.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov. We also provide information on our website: http//www.aastrom.com/.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede the information in this prospectus or incorporated by reference. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the common stock offered hereby, are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended June 30, 2003;

2.	Our Current Reports on Form 8-K filed with SEC on July 10, 2003 and September 2, 2003; and

3.	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 11, 1997, as amended (Commission File No.: 000-22025).

     YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT AASTROM BIOSCIENCES, INC., 24 FRANK LLOYD WRIGHT DRIVE, P.O. BOX 376, ANN ARBOR, MICHIGAN 48106, TELEPHONE NUMBER (734) 930-5555, ATTENTION: CHIEF FINANCIAL OFFICER.

THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock and certain provisions of our articles of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

     Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Common Stock

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are set forth in our restated articles of incorporation, which may be amended by the holders of at least two-thirds of the outstanding shares of common stock.

Preferred Stock

     Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board of Directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing our Board of Directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. Examples of rights and preferences that the Board of Directors may fix are: (1) dividend rights, (2) dividend rates, (3) conversion rights, (4) voting rights, (5) terms of redemption, and (6) liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designated and issue in the future.

     We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

     When we issues share of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     The Michigan Business Corporation Act provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving an increase or decrease in the authorized number of shares of that class, or changes in the powers, preferences or special rights of holders of that preferred stock so as to affect the class adversely. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Michigan Law and Certain Charter and By-Law Provisions

     We are subject to certain anti-takeover provisions of the Michigan Business Corporation Act (the “MBCA”) which could delay or make more difficult a merger or tender offer involving Aastrom. Chapter 7A of the MBCA prevents, in general, an “interested shareholder” (defined generally as a person owning 10% or more of a corporation’s outstanding voting shares) from engaging in a “business combination” (as defined therein) with a Michigan corporation unless: (a) the Board of Directors issues an advisory statement, holders of 90% of the shares of each class of stock entitled to vote approve the transaction, and holders of two-thirds of the “disinterested” shares of each class of stock approve the transaction; or (b) the interested shareholder has been an interested shareholder for at least five years and has not acquired beneficial ownership of any additional shares of the corporation subsequent to the transaction which resulted in such shareholder being classified as an interested shareholder, and meets certain requirements, including provisions relating to the fairness of the price and the form of consideration paid; or (c) the Board of Directors, by resolution, exempts a particular interested shareholder from these provisions prior to the interested shareholder becoming an interested shareholder. The MBCA also contains certain other provisions which could have anti-takeover effects, including Section 368, which pertains to “greenmail.”

     Our bylaws provide that the Board of Directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Aastrom and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for shareholders to replace a majority of the directors. Our restated articles of incorporation eliminate the right of shareholders to act without a meeting and do not provide for cumulative voting in the election of directors. The amendment of any of these provisions would require approval by holders of at least two-thirds of the shares of outstanding common stock.

     These and other provisions of our restated articles of incorporation could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of Aastrom, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

     We will issue any senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

     We conduct some of our operations through a subsidiary formed under the laws of Germany. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiary’s creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or our subsidiary from incurring indebtedness.

General

     We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate;

•	the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any security;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, all or a portion of the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

     We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include in that prospectus supplement provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

     The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 60 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 60 days after we receive notice from the debenture trustee or holders of at least 50% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

     If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 50% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

•	a holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 50% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

     In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

     In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

     We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

     If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

     We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment of those amounts.

Governing Law

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to some or all of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

     The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

     We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

     We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

     We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive any dividends or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

     Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise.

     Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

     Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue or series of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, such as to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

     A global security is a security held by a depositary which represents one or more individual securities. Generally, all securities represented by the same global securities will have the same terms.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under this section;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book- entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within [90] days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

     The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	through underwriters for resale to the public or investors:

•	transactions on the Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in connection with short sales of the shares;

•	by pledge to secure debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	through a combination of any of the above transactions; or

•	any other method permitted by law.

     We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed.

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Regulation S, may be sold pursuant to Regulation S rather than pursuant to this prospectus.

     In connection with the sale of our common stock, underwriters may receive compensation from us or from purchasers of our common stock in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our common stock may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our common stock may be considered underwriting discounts and commissions under the Securities Act of 1933.

     We may agree to indemnify underwriters, dealers and agents who participate in the distribution of our common stock against various liabilities, including liabilities under the Securities Act of 1933. We may also agree to contribute to payments which the underwriters, dealers or agents may be required to make in respect of these liabilities. We may authorize dealers or other persons who act as our agents to solicit offers by various institutions to purchase our common stock from us under contracts which provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of our common stock, we will indicate that in the prospectus supplement or amendment.

     In connection with an offering of our common stock, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our common stock for their own account. In addition, underwriters may bid for, and purchase, our common stock in the open market to cover short positions or to stabilize the price of our common stock. Finally, underwriters may reclaim selling concessions allowed for distributing our common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common stock above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for Aastrom by Pepper Hamilton LLP, Detroit, Michigan acting as special counsel to Aastrom. Gray Cary Ware & Freidenrich LLP, San Diego, California, has acted as counsel to Aastrom in connection with this offering.

EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.